Free Writing Prospectus

Filed Pursuant to Rule 433

Dated December 12, 2011

Registration Statement No. 333-173928

Lease Securitization December 2011

Free Writing Prospectus Registration Statement No. 333-173928 Ford Credit Auto Lease Two LLC (the "depositor") Ford Credit Auto Lease Trusts (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-877-858-5407.

LEASE SECURITIZATION OVERVIEW Ford Credit has been in the business of leasing vehicles since 1975 Ford Credit is experienced in the securitization of U.S. lease contracts, having completed 28 securitization transactions since 2004 The securities have been issued through various channels: Public transactions (shelf registration approved May 2011) Private transactions Bank-sponsored commercial paper conduits Rule 144A transactions Structural elements, such as the exchange note structure and priority of payments, have remained consistent over time

LEASE SECURITIZATION FORD CREDIT’S LEASE PORTFOLIO

Based on Year of Origination Weighted Average FICO Score Vehicle Type Original Term Residual as Percent of MSRP LEASE SECURITIZATION ORIGINATION CHARACTERISTICS

LEASE SECURITIZATION CUMULATIVE NET LOSSES *As a percent of total acquisition cost **As a percent of initial total securitization value (1) As a percent of total acquisition cost FCALT Cumulative Net Credit Losses (1) Through September 30, 2011 Cumulative Net Credit Loss by Year of Origination(1) Through June 30, 2011 (1) Total credit loss as a percent of initial total securitization value FCALT Transactions Have Consistently Outperformed Managed Pool Losses, Due To Eligibility Criteria, Seasoning Of Leases Included In Securitized Pools And Recoveries Being A Larger Percentage Of Securitization Value Than Book Value Rating Agency Base Credit Loss Assumptions Continue To Be Significantly Higher Than Transaction Performance

Source: Manheim Consulting LEASE SECURITIZATION MANHEIM INDEX Data through August 31, 2011 95.0 100.0 105.0 110.0 115.0 120.0 125.0 130.0

LEASE SECURITIZATION HISTORICAL RESIDUAL PERFORMANCE This table only includes information regarding leases that were originated after 2002. As a result, the information shown for the earlier years is not comparable to the performance of a mature portfolio and may not be meaningful. See Appendix for footnotes Rating Agencies Include Residual Stresses Of 30-35%, Which Is Significantly Greater Than The Worst Year of Residual Performance In 2008 When The Portfolio Was Much More Heavily Weighted With Trucks And SUVs Six Months Ended June 30

Month Securitization Value Scheduled Base Monthly Payments Base Residual Value 2011- September $ 699,019,247.90 $ - $ - October 671,947,390.00 14,055,128.94 16,177,116.26 November 652,464,209.60 13,805,084.20 8,755,324.85 December 630,232,270.70 13,469,430.14 11,748,291.10 2012- January 600,775,498.90 12,995,416.03 19,342,463.01 February 555,189,066.70 12,166,770.45 36,164,819.67 March 492,400,246.30 10,975,624.31 54,350,483.53 April 449,485,733.80 10,203,298.38 34,962,732.23 May 413,155,274.90 9,540,738.44 28,845,514.75 June 372,854,998.50 8,777,859.40 33,412,971.53 July 347,034,941.10 8,353,666.79 19,173,022.29 August 335,940,272.70 8,219,120.86 4,463,983.50 September 323,822,714.50 8,057,379.36 5,596,712.05 October 312,643,066.30 7,917,937.30 4,741,319.40 November 298,324,057.60 7,689,543.04 8,057,121.75 December 270,856,357.50 7,098,438.37 21,731,054.12 2013- January 247,403,344.50 6,598,345.27 18,090,812.48 February 218,555,616.70 5,928,794.40 24,047,999.86 March 178,843,686.00 4,951,811.15 35,756,796.23 April 143,489,010.50 4,053,580.24 32,116,632.10 May 105,935,016.60 3,042,601.53 35,165,120.37 June 66,916,087.64 1,966,871.99 37,535,135.82 July 38,981,227.35 1,193,878.60 27,045,694.90 August 23,999,269.46 734,517.47 14,425,069.65 September 9,938,723.28 304,062.83 13,866,008.80 October 293,704.20 10,818.15 9,679,802.43 November 147,099.28 5,712.69 142,720.50 December 119,072.51 4,416.20 24,601.50 2014- January 115,431.83 4,416.20 - February 89,786.05 3,617.25 22,781.00 March 52,801.15 2,261.72 35,310.00 April 35,399.45 1,567.94 16,188.90 May 34,051.27 1,567.94 - June 11,187.52 546.26 22,529.00 July - - 11,291.00 LEASE SECURITIZATION QUARTERLY REPORTING EXAMPLE Ford Credit Auto Lease Trust 2010-B Quarterly Supplement Report – Residual Performance Ford Credit Auto Lease Trust 2010-B Quarterly Supplemental Report -- Payment Schedule of Remaining Leases as of September 30, 2011 * Return Rate equals the number of vehicles returned in a given month over the number of leases that terminated in the same month ** Residual Gain (Loss) per Returned Vehicle equals 1) the auction proceeds plus 2) excess wear and tear and excess mileage assessed minus 3) the residual portion of the securitization value of the vehicle The following table shows residual performance as calculated on the monthly investor report Collection Vehicle Returned Period Type Vehicles Amount Jul Car 248 42.47% $ 3,095 10.26% 22.93% 2011 CUV 123 37.85 5,469 15.65 37.45 SUV 131 42.95 4,742 13.96 32.20 Truck 16 30.19 5,042 14.42 33.81 Total / Avg 518 40.88% $ 4,135 12.76% 29.30 % Aug Car 268 40.48% $ 2,807 9.18% 19.93% 2011 CUV 117 29.77 5,449 15.45 36.48 SUV 120 41.52 4,800 13.82 31.83 Truck 20 34.48 5,944 18.86 44.13 Total / Avg 525 37.45% $ 3,971 12.17% 27.43 % Sep Car 279 43.06% $ 2,193 7.01% 15.18% 2011 CUV 136 34.17 5,455 14.75 35.35 SUV 105 38.18 4,438 13.84 31.75 Truck 10 24.39 4,091 14.14 32.54 Total / Avg 530 38.91% $ 3,511 10.68% 24.09 % Residual Gain (Loss) per Returned Vehicle** As a % of As a % of Return Adjusted ALG Residual Rate* MSRP Value

LEASE SECURITIZATION RESIDUAL GAIN (LOSS) BY POOL * FCALT 2009-A was called on September 15, 2011 Residual Gain /(Loss) per Returned Vehicle as a % of ALG Residual Value FCALT 2009-A FCALT 2010-A Residual performance on recent transactions has resulted in significant gains for all vehicle types Residual performance for the managed portfolio vs. ALG residual values resulted in an approximate 24.6% gain through the first six months of 2011 The recent residual performance is significantly higher than the positive ALG mark-to-market in the FCALT 2011-B pool (0.97% of base residual value) The residual performance information will to be updated quarterly for each outstanding lease transaction and posted on Ford Credit’s website: www.fordcredit.com/institutionalinvestments/index.jhtml

Credit enhancements in our lease securitization programs are: Overcollateralization (including residual interest in trust) Cash reserve Subordination of junior notes Excess spread Transactions are structured to build enhancement over time Conservative structure is designed for investor, agency and underwriter comfort, and is based on present AAA criteria: Five times expected credit loss coverage 30 - 35% stress on residual values 100% return rate after stressed defaults Senior/subordinate, sequential pay structure LEASE SECURITIZATION TRANSACTION STRUCTURE

Securitization value is calculated using the lower of the ALG base residual value and contract residual value ALG base residual value is the first residual value received from ALG for the leased vehicle Contract residual value is set forth in the lease contract Overcollateralization is increased at deal inception if the updated aggregate residual market values from ALG are lower than the residual amount included in securitization value Ford Credit receives updated residual values from ALG at least six times per year Only vehicles with ALG residual values are eligible for pools Deal enhancement is increased if residual values have declined since inception but is not decreased if the residual values have improved since inception Enhancement levels are not adjusted after deal inception for residual value changes LEASE SECURITIZATION RESIDUAL VALUE CALCULATIONS

LEASE SECURITIZATION CREDIT ENHANCEMENT BUILD The Overcollateralization Is Non-declining And Increases As A Percentage Of The Remaining Pool Over Time. This Provides Additional Protection To Investors As The Notes Amortize Data through September 30, 2011 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 110% 2010 - B Enhancement for AAA 2010 - A Enhancement for AAA 2009 - A Enhancement for AAA 2011 - A Enhancement for AAA

Hard credit enhancement consists of overcollateralization, subordination and the reserve account. Assumes zero loss, zero prepays, a conservative assumption compared to the pricing speed of 100% PPC LEASE SECURITIZATION RESIDUAL MATURITY vs. ENHANCEMENT BUILD Residual Maturity Profile vs. Hard Credit Enhancement for Class A Notes (1) Hard Credit Enhancement as % of Current Securitization Value Residual Value as % of Aggregate Residual Value Class A - 3 Paid Down Total Notes: $ 79.7 MM OC: $122.3 MM Because the enhancement for FCALT 2011-B as a percentage of the pool balance increases during the transaction, the amount of residual stress that each class can support increases dramatically over time The inclusion of seasoned leases in the pool is expected to increase the enhancement early in the life of the transaction By the time residual maturities are peaking in months 18-21, enhancement is expected to build to approximately 35% The maturities are well-distributed and a mix of vehicle types mature in each period – maximum 6 month maturities are 33% Class A - 4 Paid Down Class A - 1 Paid Down Class A - 2 Paid Down

LEASE SECURITIZATION RESIDUAL BREAKEVEN ANALYSIS • 0% prepayments • 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses • 2 month lag on recovery of residuals • 50% charge-off recoveries (with a 3 month lag on recoveries) Assumptions: • Base net credit loss of 1.00% of initial total securitization value • Estimated 3.85% excess spread per annum • Includes 13.90% of overcollateralization, 4.00% of subordinated notes, and 1.00% initial cash reserve growing to a target of 2.50% (1) After stress defaults Class A-1 Notes Class A-3 Notes Cumulative Net Credit Loss Cumulative Net Credit Loss Net Loss % 1.00% 3.00% 5.00% Net Loss % 1.00% 3.00% 5.00% Turn-in Rate (1) 1x 3x 5x Turn-in Rate (1) 1x 3x 5x 70% 100.0% 100.0% 100.0% 70% 63.4% 62.4% 61.0% 80% 100.0% 100.0% 100.0% 80% 55.5% 54.6% 53.3% 90% 100.0% 100.0% 100.0% 90% 49.3% 48.5% 47.3% 100% 100.0% 100.0% 100.0% 100% 44.3% 43.6% 42.6% Class A-2 Notes Class A-4 Notes Cumulative Net Credit Loss Cumulative Net Credit Loss Net Loss % 1.00% 3.00% 5.00% Net Loss % 1.00% 3.00% 5.00% Turn-in Rate (1) 1x 3x 5x Turn-in Rate (1) 1x 3x 5x 70% 100.0% 100.0% 100.0% 70% 49.1% 47.4% 45.2% 80% 95.4% 96.5% 97.4% 80% 42.9% 41.4% 39.5% 90% 84.8% 85.8% 86.5% 90% 38.1% 36.8% 35.0% 100% 76.3% 77.1% 77.8% 100% 34.3% 33.1% 31.5% The Tables Show The Percentage Of Base Residual Loss, After Defaults, That Can Be Sustained Before The Notes Incur A Loss At Varying Turn-In Rates And Multiples Of Base Case Credit Losses

LEASE SECURITIZATION FCALT 2011-B TRANSACTION STRUCTURE Ford Motor Credit Company LLC (sponsor) Ford Credit Auto Lease Two LLC (depositor) Ford Credit Auto Lease Trust 2011-B (issuing entity or trust) Residual Interest Notes $180,000,000 Class A-1 notes $280,000,000 Class A-2 notes $200,000,000 Class A-3 notes $62,634,000 Class A-4 notes $35,208,000 Class B notes CAB East LLC CAB West LLC (titling companies) $781,280,412.37 exchange note initial note balance $781,280,412.37 exchange note initial note balance $781,280,412.37 exchange note initial note balance Reference Pool $880,188,635.67 initial total securitization value Overcollateralization $122,346,635.67, or 13.90% of the initial total securitization value Excess Spread Reserve Account - Initial deposit: - $8,801,886.36 - Builds to targeted reserve amount

LEASE SECURITIZATION FCALT 2011-B BOND STRUCTURE Class Class Class Class Class Over- A-1 Notes A-2 Notes A-3 Notes A-4 Notes B Notes collateralization Total Principal Amount $180,000,000 $280,000,000 $200,000,000 $62,634,000 $35,208,000 $122,346,636 $880,188,636 Class Split (1) 20.45% 31.81% 22.72% 7.12% 4.00% 13.90% Rating (S&P/Fitch) A-1+ / F1+ AAA / AAA AAA / AAA AAA / AAA AA / AA WAL to Maturity (2) 0.39 1.20 1.86 2.40 2.54 Benchmark Interp. LIBOR EDSF EDSF Interp. Swaps Interp. Swaps Credit Spread -0.05% 0.25% 0.45% 0.75% 1.25% Coupon 0.47979% 0.82% 1.05% 1.42% 1.94% (1) As a percent of initial total securitization value (2) Pricing at 100% of Prepayment Assumption

LEASE SECURITIZATION CREDIT ENHANCEMENT AND COLLATERAL COMPOSITION CREDIT ENHANCEMENT FCALT 2011-B FCALT 2011-A FCALT 2010-B Subordinated Notes* 4.00% 3.50% 4.55% Overcollateralization* 13.90% 16.75% 18.40% Reserve Account - Initial* 1.00% 1.00% 1.00% Reserve Account - Target* 2.50% 2.50% 2.50% Total enhancement for offered notes - Initial* 18.90% 21.25% 23.95% Total enhancement for offered notes - Target* 20.40% 22.75% 25.45% COLLATERAL COMPOSITION Number of leases 37,733 54,427 47,777 Initial total securitization value $880,188,636 $1,262,497,868 $1,063,157,765 Residual portion of initial total securitization value $565,075,730 $808,617,721 $676,362,032 Residual portion as a % of initial total securitization value 64.20% 64.05% 63.62% Weighted average original term (months)** 33.4 33.7 34.3 Weighted average remaining term (months)** 23.4 23.8 21.8 Minimum discount rate 6.00% 5.75% 5.40% Weighted average FICO® score** 747 742 749 _ _ _ _ _ * As a % of initial total securitization value ** Weighted by initial total securitization value

LEASE SECURITIZATION COLLATERAL – VEHICLE MODEL FCALT 2011-B Deals Continue To Feature Significant Model Diversification FCALT 2011-A Model Concentrations Top 1: 15% Top 3: 40% Top 5: 59% Model Concentrations Top 1: 16% Top 3: 45% Top 5: 65% Edge 16% Fusion 15% MKZ 9% MKX 8% MKS 6% Escape 10% F150 8% Milan 3% Mariner 3% Flex 3% Explorer 6% Other 13% Other 12% Edge 15% Fusion 14% Escape 11% MKX 9% MKZ 9% Explorer 9% MKX 8% MKS 6% Focus 3% Flex 2% Taurus 2%

LEASE SECURITIZATION KEY BENEFITS OF FORD CREDIT LEASE SECURITIZATION Origination practices and asset performance Consistent deal structure (exchange note structure) Expanded disclosure in Prospectus and quarterly reporting* Public Platform Significant model diversification * Quarterly reports can be found on the Ford Credit ABS website: http://www.fordcredit.com/ - Investor Center – ABS

APPENDIX

 (1) Number of leases terminated equals the number of leases originated after 2002 that terminated during the period. (2) Number of vehicles returned and sold equals the number of leased vehicles originated after 2002 that were returned during the period and sold by July 31, 2011. (3) Return rate equals the percentage equivalent to (a) the number of leased vehicles originated after 2002 that were returned during the period and sold by July 31, 2011, divided by (b) the number of leases originated after 2002 that terminated during the period. (4) Vehicles returned and sold – average adjusted MSRP equals the average adjusted MSRP for leased vehicles originated after 2002 that were returned during the period and sold by July 31, 2011. (5) Vehicles returned and sold – average ALG residual value equals the average ALG residual value for leased vehicles originated after 2002 that were returned during the period and sold by July 31, 2011. (6) Vehicles returned and sold – average residual loss (gain) equals the average residual loss (gain) for leased vehicles originated after 2002 that were returned during the period and sold by July 31, 2011. (7) Vehicles returned and sold – residual loss (gain) as a percentage of adjusted MSRP for each vehicle type equals the percentage equivalent to (a) the average residual loss (gain) for leased vehicles of that vehicle type originated after 2002 that were returned during the period and sold by July 31, 2011, divided by (b) the average adjusted MSRP for those vehicles. (8) Other includes vehicles not manufactured by Ford or for which Ford Credit does not have a valid vehicle identification number. (9) Vehicles returned and sold – residual loss (gain) as a percentage of ALG residual value equals the percentage equivalent to (a) the average residual loss (gain) for leased vehicles originated after 2002 that were returned during the period and sold by July 31, 2011, divided by (b) the average ALG residual value for those vehicles. (10) Terminated leases – average contract residual value as a percentage of adjusted MSRP equals the percentage equivalent to (a) the average contract residual value for leased vehicles originated after 2002 that terminated during the period, divided by (b) the average adjusted MSRP of those vehicles. (11) Terminated leases – average ALG residual value as a percentage of adjusted MSRP equals the percentage equivalent to (a) the average ALG residual value for leased vehicles originated after 2002 that terminated during the period, divided by (b) the average adjusted MSRP of those vehicles. (12) Terminated leases – contract residual value higher (lower) than ALG residual value equals (a) the average contract residual value as a percentage of adjusted MSRP minus (b) the average ALG residual value as a percentage of adjusted MSRP, in each case for leased vehicles originated after 2002 that terminated during the period. LEASE SECURITIZATION FOOTNOTES TO RESIDUAL TABLE ON SLIDE L-9 APPENDIX 1 of 1